Independent Registered Public Accounting Firm's Consent

We consent to the incorporation by reference in the Registration Statements of Walker Financial Corporation [the "Company"] on Form S-8 File No. 333-114658 of our report dated March 10, 2004, on our audits of the financial statements of the Company as of December 31, 2003 and for the year then ended, which reports are included in this Annual Report on Form 10-KSB.


Marcum & Kliegman LLP
April 14, 2005